Filed Under Rule 424(b)(3)
                                                      Registration No. 333-97965


                   Prospectus Supplement Dated January 8, 2004
                                       to
                        Prospectus Dated August 12, 2002

                           AUTHENTIDATE HOLDING CORP.

                            SELLING SECURITY HOLDERS

         The table set forth in the Section of the Prospectus entitled "Selling Security Holders" is hereby updated to reflect the grant of options pursuant to Authentidate Holding Corp.'s 2001 Non-Executive Director Stock Option Plan to those non-executive directors of Authentidate Holding Corp. set forth below. The table lists those non-executive directors owning shares which they may offer for resale pursuant to this Supplement to the Re-offer Prospectus. Such persons have and/or may in the future acquire such shares upon the exercise of options granted under our 2001 Non-Executive Director Stock Option Plan. Such persons may resell all, a portion, or none of such shares, regardless of whether they have any present intent to do so. The following table sets forth as to the Selling Security Holders:

o the number of shares of our common stock that the Selling Security Holders beneficially owned prior to offering for resale of any shares of our common stock registered hereunder;

o the number of shares of our common stock that may be offered for resale for the Selling Security Holders' accounts under this prospectus; and

o the number and percent of shares of our common stock to be held by the Selling Security Holders after the offering of the shares registered hereunder, assuming all of such shares are sold by the Selling Security Holders and that such persons do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

         This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus:

                                                                                            Shares/Option          Percentage of
                                           Shares/Option Shares          Option                Shares                 Shares
                Name of                      Beneficially Owned          Shares              Owned After            Owned After
      Selling Security Holder (2)            Prior to Offering         Offered(3)             Offering             Offering (1)
F. Ross Johnson                                  0/20,000                      20,000             0                     **

Harry J. Silverman                             5,000/20,000                    20,000          5,000/0                  **

------------------------------
**  Percentage is less than 1%.
(1) Percentage based on 26,582,385 shares outstanding as of December 31, 2003.
(2) Each holder is a non-executive director of Authentidate Holding Corp.
(3) Shares offered pursuant to this prospectus are underlying options granted to listed holders as of December 19, 2003 pursuant to the terms of the 2001 Non-Executive Director Stock Option Plan.